Exhibit 99.2

ALLEGIANCE BANCSHARES, INC.

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (this “Agreement”) is made and entered into as of [●] (the “Grant Date”) by and between Allegiance Bancshares, Inc., a Texas corporation (the “Company”), and [●] (the “Grantee”).

WHEREAS, the Company has adopted the Allegiance Bancshares, Inc. 2019 Amended and Restated Stock Awards and Incentive Plan (the “Plan”) pursuant to which awards of Restricted Stock may be granted; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Restricted Stock provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.Grant of Restricted Stock. Pursuant to Section 7.2 of the Plan, the Company hereby issues to the Grantee on the Grant Date a Restricted Stock Award consisting of, in the aggregate, [●] shares of Common Stock of the Company (the “Restricted Stock”), on the terms and conditions and subject to the restrictions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

2.Consideration.  The grant of the Restricted Stock is made in consideration of the services to be rendered by the Grantee to the Company.

3.Restricted Period; Vesting.

3.1Except as otherwise provided herein, provided that the Grantee remains in Continuous Service through the applicable vesting date, the Restricted Stock will vest in accordance with the following schedule:

Vesting DatePercentage of Shares that Vest

The period over which the Restricted Stock vests is referred to as the “Restricted Period.”

3.2Except as otherwise expressly provided in this Agreement, if the Grantee’s Continuous Service terminates for any reason at any time before all of his or her Restricted Stock has vested, the Grantee’s unvested Restricted Stock shall be automatically forfeited upon such termination of Continuous Service and neither the Company nor any Affiliate shall have any further obligations to the Grantee under this Agreement.

3.3The foregoing vesting schedule notwithstanding, upon the occurrence of a Change in Control, 100% of the unvested Restricted Stock shall vest as of the date of the Change in Control.

3.4If the Grantee’s Continuous Service terminates prior to the expiration of the Restricted Period, and there exists a dispute between the Grantee and the Company or the Committee as to the satisfaction of the conditions to the vesting of the Restricted Stock hereunder and under the Plan or the terms and conditions of this Agreement, the unvested shares of Restricted Stock shall remain unvested until the resolution of such dispute, regardless of any intervening expiration of the Restricted Period, except that any dividends that may be payable to the holders of record of Common Stock as of a date during the period from termination of the Grantee’s employment to the resolution of such dispute (the “Suspension Period”) shall:

(a)to the extent to which such dividends would have been payable to the Grantee on the unvested shares, be held by the Company as part of its general funds, and shall be paid to or for the account of the Grantee only upon, and in the event of, a resolution of such dispute in a manner favorable to the Grantee, and then only with respect to such of the shares as to which such resolution shall be so favorable, and

(b)be canceled upon, and in the event of, a resolution of such dispute in a manner unfavorable to the Grantee, and then only with respect to such of the shares as to which such resolution shall be so unfavorable.

4.Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period, the Restricted Stock or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock or the rights relating thereto during the Restricted Period shall be wholly ineffective and, if any such attempt is made, the Restricted Stock will be forfeited by the Grantee and all of the Grantee’s rights to such shares shall immediately terminate without any payment or consideration by the Company.

5.Rights as Shareholder; Dividends.

5.1The Grantee shall be the record owner of the Restricted Stock until the shares of Common Stock are forfeited, sold or otherwise disposed of, and shall be entitled to all of the rights of a shareholder of the Company including, without limitation, the right to vote such shares and receive all dividends or other distributions paid with respect to such shares.

5.2The Company may issue stock certificates or evidence the Grantee’s interest by using a restricted book entry account with the Company’s transfer agent. Certificates representing Restricted Stock shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE CONDITIONS SPECIFIED IN THE ALLEGIANCE BANCSHARES, INC. RESTRICTED STOCK AWARD AGREEMENT, DATED AS OF [●] BETWEEN ALLEGIANCE BANCSHARES, INC. (“COMPANY”) AND EACH OF THE GRANTEES NAMED THEREIN. A COMPLETE AND CORRECT COPY OF THE FORM OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED WITHOUT CHARGE TO THE HOLDER OF SUCH SHARES UPON WRITTEN REQUEST.

5.3If the Grantee forfeits any rights he or she has under this Agreement in accordance with Section 3, the Grantee shall, on the date of such forfeiture, no longer have any rights as a shareholder with respect to the Restricted Stock and shall no longer be entitled to vote or receive dividends on such shares.

6.No Right to Continued Service; Employment Relationship. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an Employee, Consultant or Director. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company or an Affiliate to terminate the Grantee’s Continuous Service at any time, with or without Cause. The Grantee shall be considered to be in the employment of the Company or an Affiliate as long as the Grantee remains as an employee of the Company or its Affiliates.  Any questions as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, with the advice of the employing entity, and its determination shall be final.

7.Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the shares of Common Stock shall be adjusted or terminated in any manner as contemplated by Section 11 of the Plan.

8.Tax Liability and Withholding.

8.1The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Stock and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(a)tendering a cash payment.

(b)authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the vesting of the Restricted Stock; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the maximum statutory tax rates applicable to the Grantee.

(c)delivering to the Company previously owned and unencumbered shares of Common Stock.

8.2Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Restricted Stock or the subsequent sale of any shares; and (b) does not commit to structure the Restricted Stock to reduce or eliminate the Grantee’s liability for Tax-Related Items.

9.Section 83(b) Election. The Grantee may make an election under Code Section 83(b) (a “Section 83(b) Election”) with respect to the Restricted Stock. Any such election must be made within thirty (30) days after the Grant Date. If the Grantee elects to make a Section 83(b) Election, the Grantee shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the US Internal Revenue Service. The failure of the Grantee to notify the Company of any such election made by the Grantee may, in the discretion of the Committee, result in the forfeiture of the shares subject to the grant hereunder.  The Grantee agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the U.S. Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.

10.Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Grantee understands that the Company is under no obligation to register the shares of Common Stock with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

11.Legends. A legend may be placed on any certificate(s) or other document(s) delivered to the Grantee indicating restrictions on transferability of the shares of Restricted Stock pursuant to this Agreement or any other restrictions that the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or any stock exchange on which the shares of Common Stock are then listed or quoted.

12.Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

13.Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Texas without regard to conflict of law principles.

14.Resolution of Disputes. Any dispute or disagreement which may arise hereunder shall be determined by the Committee in its sole discretion and judgment, and any such determination and any interpretation by the Committee of the terms of the Plan or this Agreement shall be final and shall be binding and conclusive, for all purposes, upon the Company, the Grantee, and the Grantee’s heirs, personal representatives and successors.

15.Restricted Stock Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

16.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock may be transferred by will or the laws of descent or distribution.

17.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

18.Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Stock in this Agreement does not create any contractual right or other right to receive any Restricted Stock or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.

19.Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Grantee’s material rights under this Agreement without the Grantee’s consent.

20.No Impact on Other Benefits. The value of the Grantee’s Restricted Stock is not part of his normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

21.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

22.Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Stock subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the grant or vesting of the Restricted Stock or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such grant, vesting or disposition.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Allegiance Bancshares, Inc.

By:______________________________

Name:______________________________

Title:______________________________

Grantee

By:______________________________

[Name]

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